DATE: SEPTEMBER 8th 2003

TRADING SYMBOL:

TORONTO & OSLO: CRU

FRANKFURT: KNC, OTC-BB-other: CRWVF

NEWS RELEASE

Goldman Sachs - disclosure of interest to the Oslo Stock Exchange

VANCOUVER, Canada, DATE September 8th, 2003, Crew Development Corporation (“Crew”) (TSE & OSE: CRU; Frankfurt: KNC; OTC-BB- other: CRWVF):  Crew Development Corporation (“Crew”) hereby informs the Canadian and US markets that the following announcement was made by Goldman Sachs International to the Oslo Stock Exchange (OSE) on September 5th after market close:

CRU - DISCLOSURE OF SHARE ACQUISITION

Companies Law Disclosure Notice - CREW DEVELOPMENT

CORPORATION (the `Company`). Goldman Sachs International (`GSI`), an indirect, wholly owned subsidiary of The Goldman Sachs Group, Inc. has agreed to purchase NOK 31,000,000 of 9 % Senior Unsecured Convertible Bonds (`Bonds`) of the Company. These Bonds are convertible into ordinary shares of the Company. If converted the NOK 31,000,000 Bonds, on the basis of that the relevant shares capital of the Company is 147,275,406 shares (assuming the GSI converts its convertible bonds into shares and that no other holder of convertible bonds converts), will convert in to 8,611,111 shares of the Company, which represents 6.21% of the outstanding share capital.

Please refer to previous Crew news releases for more details about the convertible bond issue and about Crew.

Jan A. Vestrum

President & CEO

This news release contains certain "Forward-Looking Statements". All statements, other than statements of historical fact, included in this release, and/or statements made by company officers or directors at any given time, as well as Crew’s future plans are such forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Forward-looking statements are based on the estimates and opinions of management on the date the statements are made, and Crew does not undertake any obligation to update forward-looking statements should conditions or management's estimates or opinions change.

For more information please contact Investor Relations Manager Truls Birkeland at our UK Head Office, (TEL +44 1932 268 755) or the Oslo Office (TEL +47 2212 1650), or by email to  IR@crew.no .For more information about Crew, additional contact information or to subscribe to future news releases, please visit our new website www.crewdev.com